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                                                              EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                  Year      Six Months                   Years
                                  Ended       Ended                      Ended
                                March 31,   March 31,                  September 30,
                                ---------   ---------     ---------------------------------------
                                  2002        2001         2000       1999       1998       1997
                                 ------      ------       ------     ------     ------     ------
                                                     (Dollars in Millions)

Consolidated income
   before equity in net loss
   of subsidiary, income taxes
   and cumulative effect of
   change in accounting
   principle..................   $  402      $   71       $  170     $  230     $  251     $  283
                                 ------      ------       ------     ------     ------     ------
   Fixed Charges
   Interest...................    1,030         726        1,289        940        994        918
      Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third)........        7           3            6          6          5          4
                                 ------      ------       ------     ------     ------     ------

Total fixed charges...........    1,037         729        1,295        946        999        922
                                 ------      ------       ------     ------     ------     ------
Earnings available
   for fixed charges..........    1,439      $  800       $1,465     $1,176     $1,250     $1,205
                                 ======      ======       ======     ======     ======     ======

Ratio of earnings to
   fixed charges<F1>..........     1.39        1.10         1.13       1.24       1.25       1.31
                                 ======      ======       ======     ======     ======     ======

-----------------

<F1>   TMCC has guaranteed certain obligations of affiliates and subsidiaries as discussed in Note 17 of the Consolidated Financial Statements. In February 2002, the Argentine government established measures to re-denominate the entire Argentine economy into pesos and has permitted the peso to float freely against other global currencies. This re-denomination policy adversely affected TCA's financial condition and its ability to fully satisfy its offshore dollar loans. Consequently for the year ended March 31, 2002, TMCC has included a charge against income of $31 million to write-off its $5 million investment in TCA and to establish a reserve of $26 million relating to TMCC's $40 million guaranty of TCA's offshore outstanding debt. TMCC will continue to monitor the situation.

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